EXHIBIT 99.1

NEWS RELEASE

CPS ANNOUNCES SECOND QUARTER 2012 EARNINGS

▪	Net income of $1.3 million, or $0.05 per share
▪	New contract purchases of $138 million
▪	Total managed portfolio increases to $806 million from $782 million in March 2012

IRVINE, California, July 18, 2012 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $1.3 million, or $0.05 per diluted share, for its second quarter ended June 30, 2012. This compares to a net loss of $6.4 million, or $0.35 per diluted share, in the second quarter of 2011. Earnings for the first six months of 2012 were $1.9 million, or $0.08 per diluted share, as compared to a net loss of $10.6 million, or $0.58 per diluted share, for the same period in 2011.

Revenues for the second quarter of 2012 were $44.2 million, an increase of approximately $13.0 million, or 42%, compared to $31.2 million for the second quarter of 2011. Total operating expenses for the second quarter of 2012 were $42.8 million, an increase of $5.2 million, or 14%, compared to $37.6 million for the 2011 period. Pretax income for the second quarter of 2012 was $1.3 million compared to pretax loss of $6.4 million in the second quarter of 2011.

For the six months ended June 30, 2012 total revenues were $88.7 million compared to $63.5 million for the six months ended June 30, 2011, an increase of approximately $25.1 million, or 40%. Total expenses for the six months ended June 30, 2012 were $86.8 million, an increase of $12.6 million, or 17%, compared to $74.2 million for the six months ended June 30, 2011. Pretax income for the six months ended June 30, 2012 was $1.9 million, compared to pretax loss of $10.6 million for the six months ended June 30, 2011.

During the second quarter of 2012, CPS purchased $137.9 million of new contracts compared to $119.9 million during the first quarter of 2012 and $60.8 million during the second quarter of 2011. The Company's managed receivables totaled $806.1 million as of June 30, 2012, an increase from $781.8 million as of March 31, 2012 and $635.0 million as of June 30, 2011, as follows ($ in millions):

Originating Entity	June 30, 2012	March 31, 2012	June 30, 2011
CPS	$681.5	$621.7	$578.7
Fireside Bank	104.0	133.2	0.0
TFC	0.6	1.1	5.1
As Third Party Servicer	20.0	25.8	51.2
Total	$806.1	$781.8	$635.0

Annualized net charge-offs for the second quarter of 2012 were 3.16% of the average owned portfolio as compared to 6.04% for the second quarter of 2011. Delinquencies greater than 30 days (including repossession inventory) were 3.81% of the total owned portfolio as of June 30, 2012, as compared to 5.92% as of June 30, 2011.

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During June, CPS closed its second term securitization transaction of 2012 and the fifth transaction in the last 15 months. In the senior subordinate structure, a special purpose subsidiary sold four tranches of asset-back notes totaling $141.5 million. The notes are secured by automobile receivables purchased by CPS and have a weighted average effective coupon of approximately 3.15%. The transaction has initial credit enhancement consisting of a cash deposit equal to 1.00% of the original receivable pool balance. The final enhancement level requires accelerated payment of principal on the notes to reach overcollateralization of 11.00% of the then-outstanding receivable pool balance.

"The second quarter of 2012 marks another milestone in our recovery from the financial crisis," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer. "We are now growing our total managed portfolio sequentially as our new contract purchases are more than offsetting the runoff of the Fireside Bank portfolio and our 2007 and 2008 vintages. As we can see from our financial results, the operating leverage inherent in our business is once again becoming evident. This bodes well for our future profitability.”

“Operationally, the second quarter was also solid. New contract purchases increased 15% from the first quarter and yields and credit demographics of the new paper remain attractive. Asset performance metrics continue to be very strong as well with year-over-year net charge-offs and delinquencies continuing to decline. In addition, we achieved another record low funding cost on our June securitization."

Conference Call

CPS announced that it will hold a conference call on Thursday, July 19, 2012, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time.

A replay will be available between July 19, 2012 and July 25, 2012, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 11952079. A broadcast of the conference call will also be available live and for 30 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

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Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of future losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to provision for credit losses may affect future performance.

Investor Relations Contact

Robert E. Riedl, Chief Investment Officer

949 753-6800

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Interest income	$41,546	$27,812	$82,157	$56,396
Servicing fees	595	1,130	1,396	2,545
Other income	2,010	2,212	5,116	4,608
	44,151	31,154	88,669	63,549
Expenses:
Employee costs	8,277	7,461	17,148	15,085
General and administrative	3,578	3,772	8,075	7,411
Interest	19,827	19,241	42,136	38,367
Provision for credit losses	7,711	4,360	12,547	8,052
Other expenses	3,418	2,763	6,911	5,283
	42,811	37,597	86,817	74,198
Income (loss) before income taxes	1,340	(6,443)	1,852	(10,649)
Income taxes	—	—	—	—
Net income (loss)	$1,340	$(6,443)	$1,852	$(10,649)

Earnings (loss) per share:
Basic	$0.07	$(0.35)	$0.10	$(0.58)
Diluted	$0.05	(0.35)	$0.08	(0.58)

Number of shares used in computing earnings (loss)
per share:
Basic	19,305	18,421	19,360	18,272
Diluted	24,636	18,421	23,283	18,272

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2012	2011

Cash	$10,240	$10,094
Restricted cash	127,806	159,228
Total Cash	138,046	169,322

Finance receivables	618,802	516,630
Allowance for finance credit losses	(14,093)	(10,351)
Finance receivables, net	604,709	506,279

Finance receivables measured at fair value	102,366	160,253
Residual interest in securitizations	4,850	4,414
Deferred tax assets, net	15,000	15,000
Other assets	37,220	34,782
	$902,191	$890,050

Accounts payable and other liabilities	$23,467	$27,993
Warehouse lines of credit	28,568	25,393
Residual interest financing	15,321	21,884
Debt secured by receivables measured at fair value	104,662	166,828
Securitization trust debt	666,076	583,065
Senior secured debt, related party	53,711	58,344
Subordinated debt	21,100	20,750
	912,905	904,257

Shareholders' equity	(10,714)	(14,207)
	$902,191	$890,050

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011

Contracts purchased	$137.90	$60.81	$257.80	$110.85
Contracts securitized	140.41	104.55	285.20	104.55

Total managed portfolio	$806.14	$634.97	$806.14	$634.97
Average managed portfolio	795.31	646.83	789.26	675.49

Allowance for finance credit losses as % of fin. receivables	2.28%	2.07%

Aggregate allowance as % of fin. receivables (1)	2.89%	3.23%

Delinquencies
31+ Days	2.64%	3.96%
Repossession Inventory	1.17%	1.96%
Total Delinquencies and Repo. Inventory	3.81%	5.92%

Annualized net charge-offs as % of average owned portfolio	3.16%	6.04%	3.53%	7.74%

Recovery rates (2)	49.1%	46.3%	48.6%	44.3%

	For the				For the
	Three months ended				Six months ended
	June 30,				June 30,
	2012		2011		2012		2011
	$	%	$	%	$	%	$	%
Interest Income	$41.5	20.9%	$27.8	17.2%	$82.2	20.8%	$56.4	16.7%
Servicing and Other Income	2.6	1.3%	3.3	2.1%	6.5	1.7%	7.2	2.1%
Interest Expense	(19.8)	-10.0%	(19.2)	-11.9%	(42.1)	-10.7%	(38.4)	-11.4%
Net interest margin	24.3	12.2%	11.9	7.4%	46.5	11.8%	25.2	7.5%
Provision for credit losses	(7.7)	-3.9%	(4.4)	-2.7%	(12.5)	-3.2%	(8.1)	-2.4%
Risk adjusted margin	16.6	8.4%	7.6	4.7%	34.0	8.6%	17.1	5.1%
Core operating expenses	(15.3)	-7.7%	(14.0)	-8.7%	(32.1)	-8.1%	(27.8)	-8.2%
Pre-tax income	1.3	0.7%	(6.4)	-4.0%	1.9	0.5%	(10.6)	-3.2%

(1)	Includes allowance for finance credit losses and allowance for repossession inventory.
(2)	Wholesale auction liquidation amounts (net of expenses) for CPS portfolio as a percentage of the account balance at the time of sale.
(3)	As a percentage of the average managed portfolio.

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